Exhibit 21.1

MICROCHIP TECHNOLOGY INCORPORATED

LIST OF SIGNIFICANT SUBSIDIARIES

Microchip Technology (Thailand) Co., Ltd.
14 Moo 1, T. Wangtakien
A. Muang Chacherngsao
Chacherngsao  24000
Thailand

Microchip Technology (Barbados) II Incorporated
c/o Walkers Corporation Services Limited
Walker House
87 Mary Street
George Town
Grand Cayman KY1-9005

Microchip Technology Ireland Limited
Block 3.1
Woodford Business Park
Northern Cross
Santry
Dublin 9 Ireland